Exhibit 1

BANCO MULTIVA, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO MULTIVA, SOLELY IN ITS CAPACITY AS ISSUER TRUSTEE (FIDUCIARIO) UNDER THE IRREVOCABLE ISSUING, ADMINISTRATION, PAYMENT AND GUARANTY TRUST AGREEMENT NO. CIB/4323 ANNOUNCES DELAY IN EARLY SETTLEMENT OF THE EXCHANGE OFFER AND CONSENT SOLICITATION FOR ITS 11.000% SENIOR SECURED NOTES DUE 2031

Mexico City, Mexico – July 29, 2026 – Banco Multiva, S.A., Institución de Banca Múltiple, Grupo Financiero Multiva, solely in its capacity as Issuer Trustee (fiduciario) under the Irrevocable Issuing, Administration, Payment and Guaranty Trust Agreement No. CIB/4323 (Contrato de fideicomiso irrevocable de emisión, administración, pago y garantía no. CIB/4323), (the "Issuer Trust"), refers to its previously announced offer to exchange (the "Exchange Offer") any and all of its outstanding U.S.$303,000,000 aggregate principal amount of 11.000% Senior Secured Notes due 2031 (the "Existing Notes") for its Fixed Rate Senior Secured Notes due 2032 (the "New Notes"), and the related consent solicitation (the "Consent Solicitation"), each made pursuant to the terms and subject to the conditions set forth in an exchange offering memorandum and consent solicitation statement dated July 14, 2026 (as may be amended or supplemented from time to time, the "Exchange Offering Memorandum"), and to its announcement dated July 24, 2026, regarding the results of the Exchange Offer and the Consent Solicitation as of the Early Tender Deadline (the "Early Tender Results Announcement"). Capitalized terms used but not defined in this press release have the meanings given to them in the Exchange Offering Memorandum.

UPDATE ON EARLY SETTLEMENT

As disclosed in the Early Tender Results Announcement, the Issuer Trust had received the Requisite Consents as of the Early Tender Deadline, and the Early Settlement Date was expected to occur on July 28, 2026. The Issuer Trust announces that settlement did not occur on July 28, 2026, as certain conditions to the Exchange Offer and the Consent Solicitation set forth in the Exchange Offering Memorandum had not been satisfied or waived as of that date, and that the Issuer Trust has extended the Early Settlement Date as permitted by the Exchange Offering Memorandum. Accordingly, the Issuer Trust, the guarantors party thereto and the Indenture Trustee have not yet executed the supplemental indenture implementing the Proposed Amendments, no New Notes have been issued, and no Existing Notes have been exchanged. All tenders of Existing Notes and deliveries of consents to the Proposed Amendments (the "Consents") by holders of Existing Notes that are eligible to participate in the Exchange Offer and Consent Solicitation (the "Eligible Holders"), are irrevocable from the time of submission and may not be withdrawn or revoked, except as required by applicable law.

The Issuer Trust will continue to work with the Ad Hoc Group, the Indenture Trustee and their respective advisors towards the satisfaction or waiver of the remaining conditions to the Exchange Offer and the Consent Solicitation and the finalization of the related documentation. The Issuer Trust expects to complete this process and consummate the settlement as promptly as practicable.

All tenders of Existing Notes and deliveries of Consents made at or prior to the Early Tender Deadline remain valid and irrevocable in accordance with the terms of the Exchange Offering Memorandum, Eligible Holders are not required to take any further action at this time. Any amounts payable in respect of accrued and unpaid interest will be adjusted through the actual settlement date.

TIMING FOR TENDERS

The Exchange Offer and the Consent Solicitation will continue to expire at 5:00 p.m. (New York City time) on August 11, 2026, unless extended or earlier terminated by the Issuer Trust (such date and time, as the same may be modified, the "Expiration Date"). Eligible Holders that have not yet tendered their Existing Notes and wish to participate in the Exchange Offer must validly tender their Existing Notes at or prior to the Expiration Date. Eligible Holders that validly tender their Existing Notes after the Early Tender Deadline but at or prior to the Expiration Date will remain eligible to receive New Notes on the Final Settlement Date, which continues to be expected to occur on August 13, 2026.

The consummation of the Exchange Offer and the Consent Solicitation remains subject to, and conditioned upon, the satisfaction or waiver of the conditions set forth in the Exchange Offering Memorandum. Subject to applicable law and any consent rights of the Ad Hoc Group under the Lock-Up Agreement, the Issuer Trust reserves the right, in its absolute discretion, to (1) extend, terminate or withdraw the Exchange Offer and the Consent Solicitation at any time or (2) otherwise amend the Exchange Offer and/or the Consent Solicitation in any respect at any time and from time to time. The Issuer Trust is making the Exchange Offer and the Consent Solicitation only in those jurisdictions where it is legal to do so.

Eligible Holders who do not participate in the Exchange Offer should be aware that, if the amendments proposed pursuant to the Consent Solicitation are implemented, substantially all of the restrictive covenants and events of default in the indenture governing the Existing Notes will be eliminated, all security interests and guarantees securing the Existing Notes will be released, and holders of Existing Notes that do not participate in the Exchange Offer will hold unsecured, unguaranteed obligations of the Issuer Trust with limited remaining protections.

Neither the Exchange Offering Memorandum nor any related documents have been filed with or reviewed by any federal or state securities commission or regulatory authority of any country. No authority has passed upon the accuracy or adequacy of the Exchange Offering Memorandum or any related documents, and it is unlawful and may be a criminal offense to make any representation to the contrary.

Any questions or requests for assistance or copies of the Exchange Offering Memorandum or related documents may be directed to the Exchange and Information Agent at its telephone number or website set forth below.

The Exchange Agent and Information Agent for the Exchange Offer and the Consent Solicitation is:

D.F. King & Co., Inc.
28 Liberty Street, 53rd Floor
New York, NY 10005

Banks and Brokers Call: (646) 741-7227
Toll-Free: (800) 676-7437
Email: murano@dfking.com
Website: www.dfking.com/murano

About Murano

Murano is a luxury hospitality and real estate development group operating in Mexico with a portfolio of large-scale luxury hotel and residential condominium developments owned, developed, and operated by affiliates of Murano Global Investments PLC.

THIS PRESS RELEASE IS NEITHER AN OFFER TO SELL NOR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY. THIS ANNOUNCEMENT IS ALSO NOT A SOLICITATION OF CONSENTS TO ANY PROPOSED AMENDMENTS. NO RECOMMENDATION IS MADE AS TO WHETHER ELIGIBLE HOLDERS OF THE EXISTING NOTES SHOULD TENDER THEIR EXISTING NOTES OR DELIVER CONSENTS TO THE PROPOSED AMENDMENTS.

Important Notice Regarding Forward-Looking Statements:

This press release contains certain forward-looking statements. Statements that are not historical facts, including statements about our perspectives and expectations, are forward-looking statements. The words "expect", "believe", "estimate", "intend", "plan" and similar expressions, when related to the Murano Group and its subsidiaries, indicate forward-looking statements. These statements reflect the current view of management and are subject to various risks and uncertainties. These statements are based on various assumptions and factors, including general economic, market, industry, and operational factors. Any changes to these assumptions or factors may lead to practical results different from current expectations. Excessive reliance should not be placed on those statements. Forward-looking statements relate only to the date they were made, and the Murano Group undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.